For the fiscal year ended (a) August 31, 1995
File number (c) 811-4024

                         SUB-ITEM 77-0

                           EXHIBITS

          Transactions Effected Pursuant to Rule 10f-3

II.  Muni Series, CA Money Market Fund

1.   Name of Issuer
       Los Angeles Cnty CA TRAN

2.   Date of Purchase
       6/22/95

3.   Number of Securities Purchased


4.   Dollar Amount of Purchase
       $6,241.540

5.   Price Per Unit
       $100.670

6.   Name(s) of Underwriter(s) or Dealer(s)
     From whom Purchased
       Bank of America NT & SA

7.   Other Members of the Underwriting Syndicate
       See Exhibit A

Los Angeles Snty CA TRAN

EXHIBIT A

UNDERWRITER
Bank of America NT & SA
Lehman Brothers
Merrill Lynch & Co.
Artemis Capital Group
Bear, Stearns & Co. Inc.
E.J. De La Rosa & Co., Inc.
Goldman, Sachs & Co.
Grigsby Brandford & Co., Inc.
J.P. Morgan Securities Inc.
Morgan Stanley & Co.
Prudential Securities Incorporated
Smith Barney Inc.